UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 10, 2014

STOCK BUILDING SUPPLY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-36050	26-4687975
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8020 Arco Corporate Drive, Suite 400

Raleigh, North Carolina 27617

(Address of principal executive offices) (Zip Code)

(919) 431-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

The information in this Current Report, including the attached Exhibit, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

On March 10, 2014, Stock Building Supply Holdings, Inc. (Nasdaq: STCK) filed Amendment No. 1 to Registration Statement on Form S-1 containing the following information:

Recent Developments

Although we have not yet completed our first quarter of 2014, which will end on March 31, 2014, the following information reflects our estimate of results based on currently available information. The estimated financial data included below have been prepared by, and are the responsibility of, management of Stock Building Supply Holdings, Inc. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying estimated financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

During the first quarter of 2014 to the date of this filing, many of our customers and local operations were impacted by adverse weather events that slowed construction activity. For example, the U.S. Census Bureau reported that the seasonally-adjusted annual rate of new single-family housing starts in January 2014 slowed to 573,000 as compared to total 2013 U.S. single-family housing starts of 618,000. As a result, we expect the quarter-over-quarter decline in our first quarter 2014 net sales as compared to the fourth quarter of 2013 to be larger than the 1.4% quarter-over quarter decline in our net sales that occurred in the first quarter of 2013 as compared to the fourth quarter of 2012.

We believe these weather impacts are temporary and that the ongoing recovery in residential construction markets will continue to provide us with significant increases in demand over the remaining months of 2014. As a result, we are continuing to make investments in our business to capture this market recovery and prepare for the seasonally stronger demand that generally arises in the spring. These growth-oriented investments have caused us to incur incremental operating expenses in the first quarter of 2014. We believe, however, that these investments will benefit our operating results in subsequent periods by generating additional net sales and operating profit.

Despite the increased seasonality described above, we currently expect our first quarter 2014 net sales to be between $270 million and $295 million, assuming further adverse weather impacts do not occur, which represents an increase of approximately 13.6% at the mid-point of the expected range, as compared to the first quarter of 2013. We currently expect our Adjusted EBITDA for the first quarter of 2014 to be between ($2.5 million) and $2.75 million, as we currently expect results to improve in March, assuming further adverse weather impacts do not occur. Our expectations are premised on improved results in March, which assume a lack of adverse weather and are subject to the various risks and uncertainties discussed in “Risk Factors.” If we do not benefit from improved results in March, our results could differ from our expectations.

Our financial results for the first quarter of 2014 may differ materially from our expectations as our first quarter is not yet complete and additional developments and adjustments may arise between now and the time our financial results for this period are finalized. The net sales and Adjusted EBITDA estimates set forth above are not necessarily indicative of the results to be expected for any future period, and should be read in conjunction with our audited consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for prior periods included elsewhere in the prospectus included in Amendment No. 1 to Registration Statement on Form S-1.

Forward-Looking Statements Disclosure

This Current Report on Form 8-K contains, or incorporates by reference, forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. These risks include, but are not limited to, the following: (i) the state of the homebuilding industry and repair and remodel activity; (ii) seasonality and cyclicality of the building products supply and services industry; (iii) competitive industry pressures and competitive pricing pressure from our customers; (iv) inflation or deflation of commodity prices; (v) litigation or warranty claims relating to our products and services; (vi) our ability to maintain profitability; (vii) our ability to attract and retain key employees and (vii) product shortages and relationships with key suppliers. Further information regarding factors that could impact our financial and other results can be found in the Risk Factors section of our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2014, and subsequent filings with the SEC. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this report, you should understand that these statements are not guarantees of performance or results. Many factors could affect our actual performance and results and could cause actual results to differ materially from those expressed in the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STOCK BUILDING SUPPLY HOLDINGS, INC.

By	/s/ Bryan J. Yeazel
Bryan J. Yeazel
Executive Vice President, Chief Administrative
Officer, General Counsel and Corporate Secretary

Date: March 10, 2014

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